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                                     NEWS RELEASE

For Further Information:
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
James K. Schuler              President & CEO               (808) 521-5661
Pamela S. Jones               Senior Vice President         (808) 521-5661
                              of Finance & CFO
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FOR RELEASE: Thursday, April 16, 1998; 8:00 A.M. EASTERN

SCHULER HOMES, INC. ANNOUNCES PROPOSED RULE 144A OFFERING OF $100 MILLION OF SENIOR NOTES DUE 2008

Honolulu, Hawaii -- Schuler Homes, Inc. (NASDAQ: SHLR) announced today that it has proposed to make an offering of $100 million aggregate principal amount of Senior Notes Due 2008. Schuler Homes will make the offering pursuant to Rule 144A of the Securities Act of 1933, as amended, and will not register the Senior Notes upon the initial issuance. Schuler Homes expects to use the proceeds from the offering to repay certain indebtedness of the company and for general corporate purposes.

The initial purchasers will offer the Senior Notes only to Qualified Institutional Buyers as permitted under Rule 144A of the Securities Act, to a limited number of institutional Accredited Investors as defined in Rule 501 of the Securities Act, or outside the United States to certain persons in reliance on Regulation S under the Securities Act. The Senior Notes initially will not be or have been registered under the Securities Act and may not be sold in the United States absent registration or an exemption from the registration requirements of the Securities Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Senior Notes.

Schuler Homes designs, constructs, markets and sells single-family residences, townhomes and condominiums primarily to entry-level and first-time move-up buyers. The company operates in five geographic markets: Colorado, Hawaii, Northern California, Oregon and Washington.


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